EXHIBIT 5.1

December 1, 2017

Board of Directors

First Horizon National Corporation

165 Madison Avenue

Memphis, TN 38103

Ladies and Gentlemen:

I have acted as legal counsel to First Horizon National Corporation, a Tennessee corporation (the “Company”), in connection with the registration of shares (the “Securities”) of common stock, par value $0.625 per share, of the Company (“Common Stock”). That registration is on Post-Effective Amendment No. 1, on Form S-8, to Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), Reg. No. 333-219052. The Securities are to be issued to holders of stock options outstanding under the terms of four plans (the “Assumed Plans”) which the Company assumed from Capital Bank Financial Corp. (“CBFC”) in connection with the merger of CBFC with and into the Company (the “Merger”), which closed on November 30, 2017. The Assumed Plans are: Capital Bank Financial Corp. 2013 Omnibus Compensation Plan, North American Financial Holdings 2010 Equity Incentive Plan, FNB United Corp. 2012 Incentive Plan, and FNB United Corp. 2003 Stock Incentive Plan. The options outstanding at the closing of the Merger encompassed a maximum total of 1,059,685 shares of Common Stock. The Company does not intend to issue any additional options under any Assumed Plan, and this opinion does not relate to any shares other than those encompassed by the outstanding options.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination and subject to the limitations contained herein, it is my opinion that:

1.	Each Assumed Plan has been duly assumed from CBFC and adopted by the Company, and each option outstanding under an Assumed Plan at the closing of the Merger has been duly assumed by the Company.

2.	The Securities, being 1,059,685 shares of Common Stock which may be issued from authorized but unissued shares by the Company pursuant to the Assumed Plans, when issued by the Company pursuant to the terms and conditions of the Assumed Plans and of the options outstanding thereunder, will be validly issued, fully paid, and non-assessable.

The foregoing opinions are limited to the federal laws of the United States and the laws of the State of Tennessee, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, I have relied to the extent I deem such reliance appropriate as to certain matters on statements, representations, and other information obtained from public officials, officers of the Company, and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ John A. Niemoeller

John A. Niemoeller

Senior Vice President, Counsel, and

Assistant Corporate Secretary,

First Horizon National Corporation